Exhibit 99.1

Oragenics Appoints Janet Huffman as Chief Financial Officer

Strengthening Executive Leadership Team

TAMPA, Fla. (March 8, 2023) – Oragenics, Inc. (NYSE American: OGEN) (“Oragenics” or the “Company”), a biotechnology company dedicated to fighting infectious diseases including COVID-19, announces the appointment of Janet Huffman as Chief Financial Officer, effective March 7, 2023. Ms. Huffman is a seasoned financial executive with more than a dozen years of leadership experience at publicly traded and private healthcare companies.

“Janet’s extensive professional background as a public company CFO will be important to Oragenics as we drive forward with our development plans. She brings particularly valuable expertise in raising capital and M&A transactions to deliver strong strategic results. We expect that her experience in these areas and understanding of the healthcare market will support and advance Oragenics’ progress,” commented Kim Murphy, President and Chief Executive Officer of Oragenics.

Most recently, Ms. Huffman served as Chief Financial Officer for TRxADE HEALTH, Inc., a Nasdaq-listed company focused on health services IT for retail pharmacies. In 2019, Ms. Huffman was a founding member of Banyan Pediatric Care Centers and served as its Chief Financial Officer. After leading Banyan’s merger with Assisted 4 Living, Inc., an OTC-listed company later renamed Arboreta Healthcare Inc. and a provider of skilled nursing, rehabilitation and assisted living services, she continued as Chief Financial Officer until February 2022. Prior to Arboreta Healthcare, Ms. Huffman was the Chief Financial Officer for Signature HomeNow, a home healthcare services company. Earlier in her career, she served as Director of Finance and Regional Director of Operations for Infinity Homecare and was Vice President of Finance for Family Home Health Services.

“I am delighted to join Oragenics as Chief Financial Officer and look forward to working with Kim and the team with a focus on establishing relationships within the financial community and utilizing my network to fund our development strategy and advance our product pipeline. I have been integrally involved in financial execution with a consistent commitment to disciplined cash management. I am enthusiastic about Oragenics’ work in infectious diseases and look forward to optimizing our financial path to benefit all stakeholders,” stated Ms. Huffman.

Ms. Huffman obtained a Bachelor’s degree in accounting and a Master’s degree in accounting, both from the University of South Florida.

About Oragenics, Inc.

Oragenics, Inc. is a development-stage company dedicated to fighting infectious diseases including coronaviruses and multidrug-resistant organisms. Its lead product is NT-CoV2-1, an intranasal vaccine candidate to prevent COVID-19 and variants of the SARS-CoV-2 virus. The NT-CoV2-1 program leverages coronavirus spike protein research licensed from the National Institutes of Health (NIH) and the National Research Council of Canada (NRC) with a focus on reducing viral transmission and offering a more patient-friendly intranasal administration. Its lantibiotics program features a novel class of antibiotics against bacteria that have developed resistance to commercial antibiotics. For more information about Oragenics, please visit www.oragenics.com.

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s beliefs and assumptions and information currently available. The words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project” and similar expressions that do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to, the following: the Company’s ability to advance the development of its vaccine candidate and lantibiotics candidate under the timelines and in accord with the milestones it projects; the Company’s ability to obtain funding, non-dilutive or otherwise, for the development of the vaccine and lantibiotic product candidates, whether through its own cash on hand, or another alternative source; the regulatory application process, research and development stages, and future clinical data and analysis relating to vaccines and lantibiotics, including any meetings, decisions by regulatory authorities, such as the FDA and investigational review boards, whether favorable or unfavorable; the potential application of our vaccine candidate to variants and other coronaviruses; the Company’s ability to obtain, maintain and enforce necessary patent and other intellectual property protection; the nature of competition and development relating to COVID-19 immunization and therapeutic treatments and demand for vaccines and antibiotics; the Company’s expectations as to administration, manufacturing, storage and distribution; other potential adverse impacts due to the global COVID-19 pandemic, such as delays in regulatory review, interruptions to manufacturers and supply chains, adverse impacts on healthcare systems and disruption of the global economy; and general economic and market conditions and risks, as well as other uncertainties described in our filings with the U.S. Securities and Exchange Commission. All information set forth in this press release is as of the date hereof. You should consider these factors in evaluating the forward-looking statements included in this press release and not place undue reliance on such statements. We do not assume any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by law.

Contacts:

Oragenics, Inc.

Kim Murphy, Chief Executive Officer

813-286-7900

kmurphy@oragenics.com

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com

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